Exhibit 99.1

J & J Snack Foods Announces Record Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 22, 2010--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 26, 2010.

Sales for the third quarter increased 6% to $189.7 million from $179.8 million in last year's third quarter. Net earnings increased 6% to $15.9 million from $14.9 million last year. Earnings per diluted share were $.85 for the June quarter compared to $.80 last year. Operating income increased 7% to $26.1 million this year from $24.4 million in the year ago period.

For the nine months ended June 26, 2010, sales increased 6% to $496.2 million from $470.3 million in last year's nine months. Net earnings increased 21% to $32.0 million in the nine months from $26.5 million last year. Earnings per diluted share were $1.71 for the nine months compared to $1.42 last year. Operating income increased 22% to $52.4 million from $43.1 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented: “All of our business groups, led by our ICEE beverage and supermarket businesses, contributed to our record setting sales performance. In a difficult economy, we were able to continue to grow our business.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Norwalk, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Unaudited Consolidated Statement of Operations
	Three Months Ended		Nine Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
	(in thousands)
Net sales	$189,729	$179,761	$496,192	$470,255
Cost of goods sold	124,698	118,727	335,345	323,162
Gross profit	65,031	61,034	160,847	147,093
Operating expenses	38,969	36,654	108,474	104,002
Operating income	26,062	24,380	52,373	43,091
Other income	236	263	717	965
Earnings before income taxes	26,298	24,643	53,090	44,056
Income taxes	10,437	9,714	21,138	17,564
Net earnings	$15,861	$14,929	$31,952	$26,492

Earnings per diluted share	$.85	$.80	$1.71	$1.42
Earnings per basic share	$.86	$.81	$1.73	$1.43
Weighted average number of diluted shares	18,731	18,698	18,705	18,697
Weighted average number of basic shares	18,529	18,480	18,516	18,507

		Consolidated Balance Sheets
		June 26, 2010		September 26, 2009
		(Unaudited)
		(in thousands)

Cash & cash equivalents		$54,293		$60,343
Current marketable securities held to maturity		26,865		38,653
Other current assets		125,504		112,115
Property, plant & equipment, net		103,718		97,173
Goodwill		70,070		60,314
Other intangible assets, net		56,577		49,125
Long-term marketable securities held to maturity		28,322		19,994
Other		1,893		2,110
Total		$467,242		$439,827

Current liabilities		$72,689		$67,679
Long-term obligations under capital leases		211		285
Deferred income taxes		27,033		27,033
Other long-term liabilities		1,983		1,986
Stockholders’ equity		365,326		342,844
Total		$467,242		$439,827

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603